Exhibit 4.3

FORM OF RESTRICTED STOCK AWARD AGREEMENT

* * * * *

Executive:

Grant Date:

Number of Shares of

Restricted Stock granted:

* * * * *

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Charah Solutions, Inc., a company organized in the State of Delaware (the “Company”), and the Executive specified above; and

WHEREAS, the Executive was previously granted Series C Profits Interests under the [Charah Management LLC Series C Profits Interest Plan]/[Allied Power Holdings, LLC Profits Interest Plan] (the “Plan”), pursuant to that certain Series C Profits Interest Award Agreement, dated [                    ] (the “Profits Interest Agreement”);

WHEREAS, in connection with the corporate reorganization of the [Charah Management LLC]/[Allied Power Holdings, LLC], the Executive’s unvested Series C Profits Interests are hereby exchanged, effective as of the execution of this Agreement, for the Restricted Shares granted by the Company to the Executive provided herein, and such exchange shall be in full satisfaction of all rights the Executive has or may have had pursuant to the Profits Interest Agreement and the Plan.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.    Definitions. As used in this Agreement:

1.1    “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee.

1.2    “Board” means the Board of Directors of the Company.

1.3    “Cause” shall have the meaning as set forth in the employment agreement between [                    ] and the Executive, dated [                    ], as amended from time to time (the “Employment Agreement”), or, if no such employment agreement exists, “Cause” shall mean Executive’s (A) continued failure to perform the Executive’s duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness); (B) performing an act of fraud, theft, embezzlement or misappropriation involving such Executive’s employment with the Company or any of its subsidiaries or affiliates; (C) performing an act of discrimination or harassment based on race, sex, national origin, religion, gender identity, disability or age which after investigation, counsel to the Company reasonably concludes has or will adversely affect the business or reputation of the Company in any respect; (D) violation of Company or any of its subsidiaries’ policies and procedures made available to the Executive, including, but not limited to, the Company’s ethics policies and code of business conduct; (E) breach of any obligation under this Agreement or any other non-competition, non-solicitation, non-disparagement and/or non-disclosure obligations that the Executive is subject to; or (F) conviction of, plea of guilty or nolo contendere to, or performance of any act constituting a felony under the laws of the United States or any state thereof; provided that, other than with respect to clause (F), the Company shall have given the Executive written notice describing the grounds constituting Cause and, if capable of being cured, allow the Executive a reasonable opportunity to cure such failure within thirty (30) days following Executive’s receipt of such written notice from the Company. Notwithstanding anything to the contrary contained herein, the Executive’s right to cure as set forth in the preceding sentence shall not apply if there are habitual or repeated breaches by the Executive.

1.4    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.

1.5    “Committee” means the Compensation Committee of the Company as appointed by the Board.

1.6    “Common Stock” means the common stock, $0.001 par value per share, of the Company.

1.7    “EBITDA” shall be defined by GAAP and determined in the Committee’s sole and complete discretion; provided, that such calculation shall be adjusted to exclude the Company’s costs with respect to its initial public offering, certain other litigation expenses and any other commercially reasonable adjustments for non-recurring expenses, as publicly disclosed elsewhere, in each case as determined appropriate by the Compensation Committee.

1.8    “TRIR” means total recordable incident rate as defined and calculated consistently with the rules and guidance promulgated by the United States Department of Labor - Occupational Safety and Health Administration.

1.9    “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

1.10    “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

1.11    “Public Offering” means any sale, in an underwritten public offering registered under the Securities Exchange Act of 1934, of equity securities of the Company or any of its Subsidiaries (or, in each case, any corporate successor thereto); provided that the following shall not be considered a Public Offering: (a) any issuance of common equity securities as consideration for a merger or acquisition and (b) any issuance of common equity securities or rights to acquire common equity securities to Executives, managers or consultants of or to the Company or its Subsidiaries as part of an incentive or compensation plan.

1.12    “Restricted Stock” means shares of Common Stock subject to the restrictions set forth in this Agreement.

1.13     “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.    Grant of Restricted Stock Award. The Company hereby grants to the Executive, as of the Grant Date specified above, the number of shares of Restricted Stock specified above. The Executive agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Executive with any protection against potential future dilution of the Executive’s stockholder interest in the Company for any reason.

3.    Vesting.

3.1    The Restricted Stock subject to this grant shall become unrestricted and vest as follows:

3.1.1	Twenty-five percent (25%) of the shares of Restricted Stock shall vest upon consummation of a Public Offering, provided that the Executive is employed by the Company and/or one of its Subsidiaries or Affiliates as of the date of the Public Offering.

3.1.2	The remaining seventy-five percent (75%) of the shares of Restricted Stock shall be subject to performance-based vesting conditions (the “Performance Shares”). Of the seventy-five percent (75%), the Performance Shares shall be eligible to vest at the end of each of the following measurement periods: (i) January 1, 2018 through December 31, 2018, (ii) January 1, 2018 through December 31, 2019 (“Period 2”), and (iii) January 1, 2018 through December 31, 2020 (“Period 3”), based on each of the performance measures set forth below. The Executive must be employed by the Company and/or one of its Subsidiaries or Affiliates as of the December 31 of each applicable measurement period in order for such Performance Shares to vest. The applicable performance targets for the vesting of the Performance Shares shall be reviewed annually by the Committee and be subject to its complete authority and discretion to determine if such targets have been achieved. The Performance Shares shall only become vested with respect to the following percentages based on the Company’s achievement of the performance conditions set forth in Exhibit A hereto.

3.2     Except as otherwise provided in this Section 3, if the Executive’s employment with the Company and/or its Subsidiaries or Affiliates terminates for any reason prior to the vesting of all or any portion of the Restricted Stock awarded under this Agreement, such unvested portion of the Restricted Stock shall immediately be cancelled and the Executive (and the Executive’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such shares of Restricted Stock. The Committee, in its sole discretion, may determine, prior to or within ninety (90) days after the date of any such termination, that all or a portion of any the Executive’s unvested shares of Restricted Stock shall not be so cancelled and forfeited.

4.    Period of Restriction; Delivery of Unrestricted Shares. Executive shall be issued a stock certificate in respect of the shares of Restricted Stock granted hereunder, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Executive, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to this Agreement. When shares of Restricted Stock awarded by this Agreement become vested, the Executive shall be entitled to receive unrestricted shares and if the Executive’s stock certificates contain legends restricting the transfer of such shares, the Executive shall be entitled to receive new stock certificates free of such legends (except any legends requiring compliance with securities laws). In connection with the delivery of the unrestricted shares pursuant to this Agreement, the Executive agrees to execute any documents reasonably requested by the Company.

5.    Dividends and Other Distributions. The Executive shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company, including, without limitation, the right to receive dividends with respect to vested shares of Restricted Stock, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares.

6.    Non-transferability. Restricted Stock, and any rights and interests with respect thereto, issued under this Agreement shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Executive (or any beneficiary(ies) of the Executive), other than by testamentary disposition by the Executive or the laws of descent and distribution. Any such Restricted Stock, and any rights and interests with respect thereto, shall not, prior to vesting, be pledged, encumbered or otherwise hypothecated in any way by the Executive (or any beneficiary(ies) of the Executive) and shall not, prior to vesting, be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Restricted Stock, or the levy of any execution, attachment or similar legal process upon the Restricted Stock, contrary to the terms and provisions of this Agreement shall be null and void and without legal force or effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

7.    Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Board shall have the right, in its sole discretion, to modify or amend this Agreement from time to time. This Agreement may also be modified or amended by a writing signed by both the Company and the Executive. The Company shall give written notice to the Executive of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

8.    Acknowledgment of Executive. The award of the Restricted Stock does not entitle Executive to any benefit other than that granted under this Agreement. Any benefits granted under this Agreement are not part of the Executive’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation. Executive understands and accepts that the benefits granted under this Agreement are entirely at the discretion of the Company and that the Company retains the right to amend or terminate this Agreement at any time, at its sole discretion and without notice.

9.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflict of laws thereof.

10.    Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Executive to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Executive’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Restricted Stock or the vesting of such Restricted Stock.

11.    Section 83(b). If the Executive properly elects (as required by Section 83(b) of the Code) within 30 days after the issuance of the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the fair market value of such shares of Restricted Stock, the Executive shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the Restricted Stock. If the Executive shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Executive any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock, as well as the rights set forth in Section 10. The Executive acknowledges that it is the Executive’s sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if the Executive elects to utilize such election.

12.    No Right to Employment. Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Company. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or Affiliates to terminate the Executive’s employment or service at any time, for any reason and with or without cause.

13.    Notices. Any notice which may be required or permitted under this Agreement shall be in writing and shall be delivered in person, or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

13.1    If such notice is to the Company, to the attention of the Secretary of Company or at such other address as the Company, by notice to the Executive, shall designate in writing from time to time.

13.2    If such notice is to the Executive, at his or her address as shown on the Company’s records, or at such other address as the Executive, by notice to the Company, shall designate in writing from time to time.

14.    Compliance with Laws. The issuance of the Restricted Stock or unrestricted shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder), and any other law or regulation applicable thereto. The Company shall not be obligated to issue any of the Restricted Stock or unrestricted shares pursuant to this Agreement if such issuance would violate any such requirements.

15.     Securities Representations. The Restricted Stock is being issued to the Executive and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Executive.

The Executive acknowledges, represents and warrants that:

15.1    The Executive has been advised that the Executive may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Executive’s representations set forth in this Section 15.

15.2    If the Executive is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the shares and the Company is under no obligation to register the shares (or to file a “re-offer prospectus”).

15.3    If the Executive is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Executive understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the shares may be made only in limited amounts in accordance with such terms and conditions.

16.     Power of Attorney. The Company, its successors and assigns are hereby appointed the attorneys-in-fact, with full power of substitution, of the Executive for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorneys-in-fact may deem necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorneys-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Executive, may in the name and stead of the Executive, make and execute all conveyances, assignments and transfers of the shares and property provided for in this Agreement, and the Executive hereby ratifies and confirms all that the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Executive shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for such purpose.

17.    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Executive shall not assign any part of this Agreement without the prior express written consent of the Company.

18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

19.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

20.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereunder.

21.    Waiver of Jury Trial. EXECUTIVE WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

22.    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

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[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto set his hand, all as of the Grant Date specified above.

Charah Solutions, Inc.

By:
Name:
Title:

[Executive]

EXHIBIT A

Vesting Conditions for Performance Shares

EBITDA % of Target EBITDA	% Annual Vesting	Total % of Performance Shares Eligible to Vest in Applicable Fiscal Year	Period 2	Period 3
>120.1%	150%	37.50%	56.25%	112.50%*
110.1% - 120.0%	140%	35.00%	52.50%	105.00%*
105.1% - 110.0%	130%	32.50%	48.75%	97.50%
105%	120%	30.00%	45.00%	90.00%
104%	116%	29.00%	43.50%	87.00%
103%	112%	28.00%	42.00%	84.00%
102%	108%	27.00%	40.50%	81.00%
101%	104%	26.00%	39.00%	78.00%
100%	100%	25.00%	37.50%	75.00%
99%	96%	24.00%	36.00%	72.00%
98%	92%	23.00%	34.50%	69.00%
97%	88%	22.00%	33.00%	66.00%
96%	84%	21.00%	31.50%	63.00%
95%	80%	20.00%	30.00%	60.00%
90.0% - 94.9%	70%	17.50%	26.25%	52.50%
80.0% - 89.9%	60%	15.00%	22.50%	45.00%
70.0% - 79.9%	50%	12.50%	18.75%	37.50%
<70.0%	0%	0%	0%	0%

Actual TRIR % of Target
>120.1%	150%	12.50%	18.74%	37.49%
110.1% - 120.0%	140%	11.66%	17.49%	34.99%
105.1% - 110.0%	130%	10.83%	16.24%	32.49%
105%	120%	10.00%	14.99%	29.99%
104%	116%	9.66%	14.49%	28.99%
103%	112%	9.33%	13.99%	27.99%
102%	108%	9.00%	13.49%	26.99%
101%	104%	8.66%	12.99%	25.99%
100%	100%	8.33%	12.50%	24.99%
99%	96%	8.00%	12.00%	23.99%
98%	92%	7.66%	11.50%	22.99%
97%	88%	7.33%	11.00%	21.99%
96%	84%	7.00%	10.50%	20.99%
95%	80%	6.66%	10.00%	19.99%
90.0% - 94.9%	70%	5.83%	8.75%	17.49%
80.0% - 89.9%	60%	5.00%	7.50%	14.99%
70.0% - 79.9%	50%	4.17%	6.25%	12.50%
<70.0%	0%	0%	0%	0%

*	In no event will more than 100% of the Performance Shares set forth in the Agreement become vested.